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                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Amended and Restated Executive Employment Agreement (this "Agreement") dated as of August 6, 2001 is by and between NEWSEDGE CORPORATION (the "Company"), a Delaware corporation having its principal executive offices at 80 Blanchard Road, Burlington, Massachusetts, and Charles White (the "Executive").

      WHEREAS, THE THOMSON CORPORATION ("Parent") proposes to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of August 6, 2001 ("Merger Agreement") by and among the Company, Parent and INFOBLADE ACQUISITION CORPORATION ("Purchaser"); and

      WHEREAS, the Executive currently serves as Vice President, e-Content Business of the Company pursuant to an Amended and Restated Executive Employment Agreement dated as of April 1, 2001 (the "Original Employment Agreement") between the Company and the Executive; and

      WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement in its entirety as of the date hereof and to provide for the employment of Executive by the Company from and after the Effective Date (as hereinafter defined) in accordance with the terms hereof.

      NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree to amend and restate the Original Employment Agreement in its entirety as follows:

      1.    EFFECTIVENESS; EMPLOYMENT OF EXECUTIVE; TERM.

            (A) EFFECTIVENESS. The terms and conditions of this Agreement shall become effective automatically, without further act or deed by the Executive or the Company, on the date hereof and the Original Employment Agreement is hereby superseded in its entirety and of no further force and effect, provided, however, that notwithstanding the foregoing, in the event that the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall automatically terminate and have no further force or effect and the Original Employment Agreement shall be automatically reinstated upon such termination of the Merger Agreement.

            (B) EMPLOYMENT. Subject to the terms and conditions of this Agreement, during the Term (as hereinafter defined), the Company agrees to employ the Executive, and the Executive agrees to serve, as the Company's Vice President, e-Content Business, reporting to the Company's President and Chief Executive Officer (the Executive's "Supervisor") and having such powers and duties consistent with his position as may reasonably be assigned to him from time to time.

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            (C) COMMITMENT. The Executive represents that he is not currently party to or bound by any commitments that might interfere with or impair his performance of such duties and responsibilities or that are inconsistent with his obligations hereunder. The Executive will devote such time and attention to his duties and responsibilities hereunder as reasonably are required, and will not undertake any commitments that would interfere with or impair his performance of such duties and responsibilities.

            TERM. The term of the Executive's employment under this Agreement shall commence on the Effective Date (as defined in Section 4 below) and shall terminate on the one-year anniversary date of the Effective Date, unless sooner terminated in accordance with Section 3 of this Agreement (the "Term"). Upon the expiration of the Term, the Executive's employment with the Company shall be "at will" and such Executive's employment may be terminated by the Company at any time upon or after such expiration with or without cause, and that upon such termination the Executive shall have no rights under this Agreement including, without limitation, any right to any severance or other termination payments.

      2. COMPENSATION. During the Term of the Executive's employment with the Company hereunder, the Company will compensate the Executive as follows:

            (A) SALARY. The Company will pay to the Executive a base salary, payable in accordance with the payroll practices of the Company, at the rate of $185,000 per annum. The Executive's base salary shall be subject to annual review by the Company and Parent.

            (B) PERFORMANCE BONUSES. The Executive will be eligible to receive an annual cash bonus at an annualized rate of up to 40% of his base salary, based on the achievement of reasonable individual and Company performance targets to be established by the Company and Parent.

            (C) STAY BONUS. If the Executive is an active employee of the Company on the one-year anniversary (the "Anniversary Date") of the Effective Date, the Executive will be paid a bonus equal to $185,000.

            (D) BENEFITS. The Company will promptly reimburse all out-of-pocket expenses reasonably incurred by the Executive in the course of performing his employment duties and responsibilities hereunder, subject to receipt of appropriate documentation. The Company will also provide consistent with his position, Company-paid health and life insurance, and with such other fringe benefits as it from time to time may make generally available to its other senior executives at the Executive's level.

      3.    TERMINATION.

            (A) EVENTS CAUSING TERMINATION. The Executive's employment hereunder will terminate upon the occurrence of any of the following events:

            (1) The Executive's death, or a determination of his legal incapacity by a court of competent jurisdiction;

            (2) The termination of the Executive's employment hereunder by the Company, by written notice to the Executive, upon the Executive's inability due


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      to illness or injury to perform the essential functions of his position with or without reasonable accommodation;

            (3) The termination of the Executive's employment hereunder by the Company, for Cause, by written notice to the Executive;

            (4) The termination of the Executive's employment hereunder by the Company, without Cause, by written notice to the Executive;

            (5) The termination of the Executive's employment hereunder by the Executive, for Good Reason, by thirty (30) days prior written notice to the Company; or

            (6) The expiration of the Term of this Agreement under Section 1(D) hereof.

            (B) "CAUSE" AND "GOOD REASON" DEFINED. For purposes of this
Agreement: "Cause" means: (a) the Executive's conviction of any crime (whether or not involving the Company) (other than unintentional motor vehicle felonies);
(b) any act of theft, fraud or embezzlement by the Executive in connection with his work with the Company; or (c) the Executive's continuing, repeated and willful failure or refusal to perform, or continuing, repeated and gross negligence in the performance of, his material duties and services to the Company (other than due to his incapacity due to illness or injury), provided that such failure or refusal or gross negligence continues uncorrected for a period of 30 days after the Executive shall have received written notice from the Company setting forth with specificity the nature of such failure, refusal, or gross negligence; (d) the breach of this Agreement by the Executive; or (e) the willful violation of Federal and/or state securities laws.

      "GOOD REASON" means the occurrence of one or more of the following occurring without the specific written consent of the Executive: (i) a material reduction of duties of the Executive, excluding any such reduction in duties reasonably occurring as a result of the transactions contemplated by the Merger Agreement; (ii) a material demotion, or a reduction in base salary of the Executive; (iii) any requirement that the Executive's principal place of work be relocated outside of the Commonwealth of Massachusetts or more than twenty-five
(25) miles from its location as of the date of this Agreement; (iv) the Company's breach of any term of this Agreement which is not fully remedied within fifteen (15) calendar days after receipt by the Company of a written notice from the Executive of such breach.

            (C) ADJUSTMENTS UPON TERMINATION. Notwithstanding any other provision of this Agreement:

            (1) If the Executive's employment with the Company terminates during the Term pursuant Section 3(A)(4) (by the Company, without Cause) or
      Section 3(A)(5) (by the Executive, for Good Reason), then, for a twelve
      (12) month period immediately following the date of such termination, the Company will continue to pay the Executive a base salary at a rate equal to that at which he was being paid at the time of termination, and (subject to Section 3(D) below), will likewise continue to provide the Executive with the benefits that he was receiving at the time of termination (or, if the Company is unable to do so because


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      such benefits may only be provided to current employees, subject to the provisions of Section 3(D) it will provide the Executive with the cash value thereof). In addition to the payments and benefits specified above, the Company will pay the Executive on the date of termination a lump sum payment for all accrued unused vacation time. It is agreed and understood that the Company's duty to make the payments and provide the benefits described in this Section 3(C)(1) shall be conditioned upon the Executive's execution of a satisfactory general release in favor of the Company and the Executive's compliance with Section 5 hereof.

            (2) If the Executive's employment with the Company terminates during the Term other than pursuant to Section 3(A)(4) (by the Company, without Cause) or Section 3(A)(5) (by the Executive, with Good Reason), then the rights of the Executive to receive future compensation pursuant to Section 2 and Section 3(C)(1) hereof, and all other rights of the Executive hereunder, will cease as of the date of such termination except as may be required by law. As of the date of such termination, the Executive shall receive a lump sum payment for all accrued unpaid wages and accrued unused vacation time.

            (D) NO DUTY TO MITIGATE; TERMINATION OF BENEFITS. The Executive shall not be required to mitigate the amount of any compensation payable to him pursuant to Section 3(C)(1) hereof, whether by seeking other employment or otherwise. If, during the period during which he is receiving such compensation, the Executive obtains new full-time employment providing him with benefits comparable to those he is entitled to receive from the Company hereunder, then, when the Executive begins receiving such benefits from his new employer, the Executive will no longer be entitled to receive such benefits from the Company but will continue to be entitled to receive payment of his base salary (and other non-duplicative benefits) as provided for herein.

      4.    CHANGE OF CONTROL

            Upon the date (the "Effective Date") that is the earlier to occur of
(x) the date that Purchaser pays for the Shares pursuant to the Offer and (y) the date of the Effective Time, the Executive (if such Executive is still employed by the Company immediately prior to such date) will be paid a bonus in an amount equal to the amount that would be payable to the Executive under
Section 4(A) of the Original Employment Agreement upon the consummation of the Merger as if such Section 4(A) were in effect as of the Effective Time.

      5.    CERTAIN COVENANTS OF THE EXECUTIVE.

            The Executive acknowledges that (i) the Company, Parent and Parent's affiliates (collectively, "Thomson") are engaged and in the future will be engaged in the businesses of developing, operating, offering for sale and selling news or other current information or software-based solutions pertaining thereto to corporations and other businesses, government agencies, universities and other academic institutions and professional services providers (e.g. law, accounting and consulting firms) (the foregoing, together with any other businesses or operations over which Executive has substantial responsibility from the date hereof to the date of termination of the Executive's employment with the Company (or an affiliate thereof), being


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hereinafter referred to as the "Restricted Activity"); (ii) his services to the
Company and Thomson have been and will be special and unique; (iii) his work for the Company and Thomson will give him access to trade secrets of and confidential information concerning the Company, Thomson and their affiliated companies; (iv) the Restricted Activity is national and international in scope;
(v) the Company would not have entered into this Agreement but for the agreements and covenants contained in this Section 5; (vi) he has the means to support himself and his dependents other than by engaging in the Restricted Activity and the provisions of this Section 5 will not impair such ability; and
(vii) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the Company, Thomson and their affiliates. In order to induce the Company to enter into this Agreement, and in consideration for the benefits received by the Executive pursuant to this Agreement, and other good and valuable consideration the receipt of which is hereby acknowledged, the Executive covenants and agrees as follows:

            (A) NON-COMPETE. During the Restricted Period (as hereinafter defined), the Executive shall not in the United States of America, or in any foreign country, directly or indirectly, (i) engage in the Restricted Activity for the benefit of any person or entity other than the Company, Thomson and their affiliated companies; (ii) be an employee or consultant of, or provide services to, Factiva or Lexus/Nexis or any of their respective direct or indirect subsidiaries; (iii) have an interest in any person engaged in the Restricted Activity in any capacity, including, without limitation, as a partner, shareholder, officer, director, principal, agent, employee, trustee or consultant or any other relationship or capacity; provided, however, the Executive may own, directly or indirectly, solely as an investment, securities of any person which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, such person, and
(b) does not, directly or indirectly, own 1% or more of any class of securities of such person; or (iv) interfere with business relationships (whether formed heretofore or hereafter) between the Company or any of its affiliates and customers or suppliers of the Company or any of its affiliates. The term "Restricted Period" shall mean the period ending on the date that is (x) with respect to clause (ii) of this Section 5(A), eighteen (18) months following the end of the Executive's employment by the Company (or any affiliate of the Company) whether or not pursuant to this Agreement and (y) with respect to clauses (i), (iii) and (iv) of this Section 5(A), twelve (12) months following the end of the Executive's employment by the Company (or any affiliates of the Company) whether or not pursuant to this Agreement.

            (B) NON-DISCLOSURE. The Executive shall, during the Term of this Agreement and at all times thereafter, treat as confidential and, except as required in the performance of his duties and responsibilities under this Agreement, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential material (as hereinafter defined). The Executive agrees that all confidential material, together with all notes and records of the Executive relating thereto, and all copies or facsimiles thereof in the possession of the Executive, are the exclusive property of the Company or Thomson, as the case may be, and the Executive agrees to return such material to the Company promptly upon the termination of the Executive's employment with the Company. For the purposes hereof, the term "confidential material" shall mean all information acquired by the Executive in the course of the Executive's employment with the Company in any way concerning the products, projects, activities, business or affairs of the Company or Thomson or the customers, suppliers, licensors, licensees or partners of the Company or Thomson, including, without limitation, all information concerning trade secrets and the products or projects of the Company or Thomson and/or any


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improvements therein, all sales and financial information concerning the Company or Thomson, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, all information concerning technical data, designs, patterns, formulae, computer programs, source code, object code, algorithms and subroutines of the Company or Thomson, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or Thomson which is furnished to the Executive by the Company or Thomson or any of their respective employees (current or former), agents or customers, as such; provided, however, that the term "confidential material" shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by the Executive, (b) was available to the Executive on a non-confidential basis prior to his employment with the Company or (c) becomes available to the Executive on a non-confidential basis from a source other than the Company or Thomson or any of their agents, franchisees, creditors, suppliers, lessors, lessees, licensors, licensees, partners or customers provided that such source is not bound by a confidentiality agreement with the Company or Thomson or any of such agents or customers.

            (C) NON-SOLICITATION. During the Restricted Period, the Executive shall not (i) hire or attempt to hire, or (ii) solicit or entice or attempt to solicit or entice away, any person who is (at the applicable time or was within the six month period prior to any such hire, solicitation or enticement) an officer, employee or consultant of the Company or Thomson Legal & Regulatory (including without limitation Dialog) (in the case of clause (i) above) or the Company or Thomson (in the case of clause (ii) above), as applicable, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company, Thomson or Thomson Legal & Regulatory (including without limitation Dialog), as applicable.

            (D) DEVELOPMENTS. The Executive agrees that all discoveries, inventions, processes, methods and improvements, conceived, developed or otherwise made by the Executive at any time, alone or with others in any way relating to the Company's present or future business or products, whether patentable or subject to copyright protection and whether or not reduced to practice, during the period of the Executive's employment with the Company ("Developments"), shall be the sole property of the Company. The Executive agrees to, and hereby does, assign to the Company all of the Executive's right, title and interest throughout the world in and to all Developments. The Executive agrees that such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assigns to the Company all copyrights, patents and other proprietary rights the Executive may have in such Developments. The Executive shall make and maintain adequate and current written records of all Developments, and the Executive shall disclose all developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request, provided, however, that developments excluded under the following paragraph shall be received by the Company in confidence.

            The Executive has informed the Company in writing of any continuing obligations to any previous employers which require him not to disclose to the Company any information, and the Executive has also informed the Company in writing of any and all confidential information or Developments which the Executive claims as his own and intends to exclude from the restrictions set forth in the previous paragraph because it was developed by the Executive prior to the commencement of his employment by the Company. There shall also be


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excluded from the restrictions set forth in the previous paragraph any
Development made by the Executive (a) which is developed by the Executive without the use of the Company's property or facilities, (b) which does not make any use of confidential information, (c) which is developed by the Executive entirely on his own time, and (d) which does not relate to the Company's business or to the Company's ongoing or planned research and development efforts. At any time at the request of the Company (and at the Company's expense), the Executive shall execute all documents and perform all lawful acts the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Section 5(D). At any time upon the request of the Company, the Executive shall return promptly to the Company all the Company's property, including all copies of all confidential information or Developments.

            (E) In the event of a breach or threatened breach by the Executive of any of the provisions of Section 5 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Executive under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have with respect to any such breach or threatened breach.

      6.    MISCELLANEOUS.

            (A) BENEFITS OF AGREEMENT; NO ASSIGNMENTS; NO THIRD-PARTY BENEFICIARIES.

            (1) This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

            (2) Neither party will assign any rights or delegate any obligations hereunder without the consent of the other party (except that the Company may assign its rights and delegate its obligations hereunder to any affiliate of the Company or to any successor to its business, whether by merger or consolidation, sale of stock or of all or substantially all of its assets, or otherwise), and any attempt to do so will be void.

            (3) Nothing in this Agreement is intended to or will confer any rights or remedies on any person or entity other than the parties hereto, their respective heirs, successors, and permitted assigns.

            (B) NOTICES. All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed to the recipient party at its address set forth in the first paragraph hereof (or to such other address as the recipient party may have furnished to the


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sending party for the purpose pursuant to this section) and, with respect to any notice given on or prior to the Effective Date, with a copy sent to the Purchaser at its address set forth in the Merger Agreement.

            (C) COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

            (D) CAPTIONS. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

            (E) CONSTRUCTION. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

            (F) WAIVERS; AMENDMENTS. No waiver of any breach or default hereunder will be valid unless in writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No amendment or modification of this Agreement will be valid or binding unless in a writing signed by both the Executive and the Company and, with respect to any amendment or modification of this Agreement prior to the Effective Date, by Purchaser.

            (G) ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties, and supersedes any prior understandings or agreements between them, with respect to the subject matter hereof (including, without limitation, the Original Employment Agreement). The parties acknowledge and agree that any and all agreements between the parties relating to stock options granted by the Company (including its predecessors, successors and affiliates) to the Executive, are superseded by and subject to
Section 3.07 of the Merger Agreement.

            (H) GOVERNING LAW. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without reference to principles of conflicts or choice of law.

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      IN WITNESS WHEREOF, each of the Company and the Executive has executed and delivered this Agreement as an agreement under seal as of the date first above written.

EXECUTIVE:


/s/ Charles White
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COMPANY:


/s/ Clifford Pollan
-----------------------------------





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